EXHIBIT 10.2
METRETEK TECHNOLOGIES, INC.
POWERSECURE KEY EMPLOYEE RETENTION PLAN
Adopted as of June 12, 2006
     SECTION 1. Purpose. The purpose of PowerSecure Key Employee Retention Plan is to provide incentives and rewards to key employees of PowerSecure, Inc. (“PowerSecure”), a Delaware corporation and wholly-owned subsidiary of Metretek Technologies, Inc. (“Metretek”), a Delaware corporation, to enhance the ability of PowerSecure to retain and motive these key employees to make significant contributions to PowerSecure’s growth, profitability, cash flow and financial success based on the achievement of financial and other Performance Goal.
     SECTION 2. Definitions. The following terms as used in the Plan shall have the meanings set forth below:
     (a) “Award” means the grant of any Performance Goal and/or Time Goal by the Committee to any Participant under the Plan.
     (b) “Bonus” means a cash bonus under the Plan paid to a Participant for the Participant’s achievement of a Performance Goal or of a Time Goal.
     (c) “Board” means the Board of Directors of the Metretek.
     (d) “Cause” means the termination by PowerSecure of a Participant’s employment with PowerSecure for any of the following reasons :
          (i) The failure or refusal by the Participant to perform any of his duties as an officer or employee of PowerSecure, which failure, refusal or breach remains unremedied or uncured for a period of twenty (20) business days after notice thereof is given to the Participant by PowerSecure;
          (ii) Any act of dishonesty, disloyalty, insubordination, gross negligence, recklessness, fraud, breach of fiduciary duty or bad faith by the Participant that is materially detrimental to PowerSecure or that results in substantial personal enrichment of the Participant; or
          (iii) The conviction of the Participant, or the entering of a guilty plea or a plea of no contest by the Participant with respect to (A) a felony, or (B) a misdemeanor that involves theft, fraud or dishonesty, results in the Participant’s imprisonment or impairs the Participant’s ability to perform his duties hereunder or damages the reputation or business of PowerSecure.
     (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with the rules, regulations and interpretations promulgated thereunder, and any successor provisions, rules, regulations and interpretations.
     (f) “Committee” means the Compensation Committee of the Board, or any successor committee appointed by the Board to administer the Plan.
     (g) “Controller” means the person elected by the board of directors of PowerSecure and serving as the Controller of PowerSecure, or if no person has been so elected and is not serving, such other person then serving the controller function of PowerSecure as determined by the Committee.
     (h) “Effective Date” of the Plan means June 12, 2006.
     (i) “Employee” means an officer or other key employee of PowerSecure or any Subsidiary.
     (j) “GAAP” means generally accepted accounting principles as consistently applied in the United States, as in effect from time to time.

     (k) “Gross Profit” means, for purposes of computing any Performance Goal, the revenues of PowerSecure less the direct material costs and labor costs (including sales commissions but not including the Performance Bonus) of PowerSecure, but without reduction for any other overhead allocations.
     (l) “Metretek” means Metretek Technologies, Inc., a Delaware corporation, together with any successor thereto.
     (m) “Participant” means any Employee who has been granted an Award under the Plan by the Committee.
     (n) “Performance Bonus” means a Bonus paid to a Participant for the achievement of a Performance Goal.
     (o) “Performance Goal” means the standards of measurement of PowerSecure performance and individual performance applicable to a Participant as established by the Committee pursuant to Section 5 below.
     (p) “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
     (q) “Plan” means the PowerSecure Key Employee Retention Plan, as amended from time to time in accordance with the provisions hereof.
     (r) “PowerSecure” means PowerSecure, Inc., a Delaware corporation, together with any successor thereto, and its Subsidiaries.
     (s) “Sales” means, for the purposes of computing any Performance Goal, the accrued revenues applicable by sales of PowerSecure of certain specified products and/or services, which may be in certain specified states, for the applicable year determined in accordance with GAAP, as used and applied by PowerSecure in its financial statements.
     (t) “Subsidiary” means any corporation, partnership, limited liability company, trust or other entity (whether now or hereafter existing) which, on the date of determination, qualifies as a subsidiary corporation of PowerSecure under Section 425(f) of the Code, and any successor thereto.
     (u) “Time Bonus” means a Bonus paid to a Participant for the achievement of a Time Goal.
     (v) “Time Goal” means the continued employment of a Participant with PowerSecure or a Subsidiary from the date an Employee becomes a Participant with a Time Goal established by the Committee until and through a target date specified by the Committee.
     SECTION 3. Administration.
          (a) Authority of the Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law and subject to such resolutions, not inconsistent with the Plan, as may be adopted by the Board, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate the Participants; (ii) grant Awards under the Plan to Participants; (iii) determine the type or types of Performance Goals with respect to each Award; (iv) determine the size of Awards and establish any other terms and conditions of any Award; (v) construe, interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (vi) adopt, amend, suspend, waive or rescind such rules and regulations and appoint such agents as it shall deem necessary or desirable for the administration of the Plan; (vii) correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, any agreement evidencing an Award or other instrument entered into or Award made under the Plan; and (viii) make any other determinations and decisions and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
          (b) Exercise of Authority. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including PowerSecure, its Subsidiaries, Employees, Participants and their legal representatives and beneficiaries and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of PowerSecure or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code of the Code to fail to so qualify. The Committee may appoint agents to assist it in administering the Plan.
          (c) Committee Proceedings. The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and all determinations shall be made by a majority of such quorum. Any determination reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made by a majority vote at a meeting of the Committee duly called and held.
          (d) Limitation of Liability. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any Employee officer, other officer or employee of PowerSecure or a Subsidiary, PowerSecure’s independent auditors, legal counsel, other consultants or any other agents assisting in the administration of the Plan. Members of the Committee, and any officer or employee of PowerSecure or a Subsidiary acting at the direction or on behalf of the Committee, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by PowerSecure with respect to any such action or determination.
     SECTION 4. Eligibility. Employees shall be eligible to be selected by the Committee to be Participants in the Plan and to be granted Awards under the Plan.
     SECTION 5. Awards.
          (a) General. Subject to the provisions of the Plan, Awards may be granted as set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to the terms of Section 7 hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment by the Participant and terms permitting a Participant to make elections pertaining to his Award. Subject to the provisions of the Plan, the Committee shall have the right, in its sole and absolute discretion, to accelerate the vesting or exercising of any Award granted under the Plan. Except as required by applicable law, Awards shall be granted for no consideration other than prior and future services.
          (b) Establishment of Performance Goals. The Committee may establish for each Participant one or two (but not more than two) Performance Goals. The Performance Goals may vary by Participant. The Performance Goals utilized by the Committee for each Participant may be based on individual performance, corporate financial measures (including but not limited to Sales, operating income, pre-tax income, net income, Gross Profit, costs, cash flow, EBITDA, any of the preceding measures as a percent of sales, earnings per share, return on equity, return on investment, total stockholder return and change in PowerSecure stock price), other PowerSecure and business unit financial objectives, operational efficiency measures, and other measurable objectives tied to PowerSecure’s success or such other criteria as the Committee shall determine in its discretion. The Committee also may decide not to establish any Performance Goals for a Participant. Notwithstanding the foregoing, the measurement of any Performance

Goals shall exclude any Revenues, Gross Profit or other financial or business metrics applicable to orders made by or sales made to Publix Super Markets, Inc. on or prior to the Effective Date (“Per-Existing Publix Orders”).
          (c) Determination and Payment of Performance Bonuses. As soon as practicable after the end of each calendar year, the Controller will determine, in accordance with GAAP, whether any Participant has achieved any of the Performance Goals applicable to such Participant, based upon the financial statements and records of PowerSecure, and, if any Performance Goal of any Participant has been achieved, will certify the same to the Committee, along with supporting documentation thereof.
          (d) Establishment of Time Goals. The Committee may establish for each Participant one or more Time Goals. While the Time Goals may vary by Participant, unless otherwise established by the Committee, (i) each Participant shall have two Time Goals: December 31, 2010 and December 31, 2015; and (ii) upon achievement of each Time Goal, the Participant shall receive a Time Bonus of $250,000. No Time Bonus will be paid with respect to a Time Goal for a Participant if the Participant ‘s employment is terminated prior to the date of such Time Goal, regardless of the reason for such termination (whether by PowerSecure or the PowerSecure), except as otherwise provided in Section 6.
          (e) Payment of Bonuses. Bonuses will be paid in cash, subject to applicable withheld as determined and computed by the Controller, within 90 days of the end of the calendar year in which they are earned provided that the Committee may, in its discretion, permit Participants to defer the payment of all or a portion of their Bonuses in accordance with Section 409A of the Code, or if PowerSecure has adopted a deferred compensation plan and the Participant is also eligible to participate therein, to defer the payment of all or a portion of their Bonuses in accordance with the terms of such plan.
          (f) Maximum Amount of Bonuses. The maximum dollar amount that may be paid as a Bonus under the Plan to any Participant may not exceed the sum of (i) $250,000 per Time Bonus, up to a maximum of $500,000 for all Time Bonuses payable to any one Participant under the Plan, and (ii) $750,000 per Performance Bonus, up to a maximum of $1,500,000 for all Performance Bonuses payable to any one Participant under the Plan.
     SECTION 6. Termination of Employment.
          (a) General Termination of Rights Hereunder. Except as may be otherwise provided in a binding employment agreement between PowerSecure and a Participant, in the event a Participant’s employment with PowerSecure terminates for any reason, voluntarily or involuntarily, before a Performance Goal or a Time Goal has been achieved, then that Participant shall have no further rights under the Plan and shall not be entitled to payment of any Bonus under the Plan, except as expressly provided in this Section 6.
          (b) Termination by PowerSecure without Cause or due to a Change in Control. If a Participant’s employment is terminated by PowerSecure without Cause within 90 days of the end of a fiscal year of PowerSecure, or at any time upon or following a “change in control” of PowerSecure (as defined by the Committee), then that Participant shall be entitled to payment of any Bonus under the Plan to which such Participant would have been entitled if such Participant had remained employed with PowerSecure through the last day of the fiscal year in which such Participant was terminated.
     SECTION 7. Non-Competition Covenant. In consideration in part for accepting any Bonus under the Plan, whether a Time Bonus or a Performance Bonus, a Participant (i) who is a party to a Non-Competition, Confidentiality and Proprietary Rights Agreement with PowerSecure agrees that the “Restricted Period” provided therein shall become, from and after the date the Bonus is received, the greater of (A) two (2) years or (B) one (1) year longer than it was prior thereto; and (ii) who is not a party to a Non-Competition, Confidentiality and Proprietary Rights Agreement with PowerSecure agrees to the following covenant not to compete against PowerSecure:

          (a) Covenant Not to Compete. During the term of the Participant’s employment with PowerSecure and for a period of one year thereafter (the “Restricted Period”), the Participant shall not, directly or indirectly, alone or in association with others, whether as owner, shareholder, employee, officer, director, partner, manager, member, lender, investor, consultant, principal, agent, independent contractor, co-venturer or in any other capacity, invest in, engage in, have a financial interest in, be in any other way connected or affiliated with, or render advice or service to, any Person that is in competition with PowerSecure in the United States or in any other country in which PowerSecure does a material amount of business or otherwise has material operations.
          (b) Competition with PowerSecure. For purposes of the Plan, (i) the phrase “in competition with PowerSecure” shall be deemed to include competition with PowerSecure and its Subsidiaries and affiliates, or their respective successors or assigns, or the businesses of any of them, and (ii) a business shall be deemed to be in competition with PowerSecure if it is engaged in any business activity or has products or services that are the same or similar to the business activities, products or services of PowerSecure during the term of the Participant’s employment with PowerSecure. Notwithstanding the foregoing, nothing herein contained shall prevent Participant from acquiring and holding for investment up to five percent (5%) of any class of securities of any corporation, if such securities are listed or traded on a national securities exchange or the Nasdaq Stock Market or in the over-the-counter market.
          (c) Interpretation of Covenant. The Participant acknowledges and agrees that the duration and area for which the covenant not to compete set forth in this Section 7 is to be effective are fair and reasonable and are reasonably necessary for the protection of PowerSecure and its business and good will, and the Participant hereby waives any objections to or defenses in respect thereof. In the event that any court determines that any portion of the time period or the area, or both of them, are unreasonable, arbitrary or against public policy, and that such covenant is to such extent unenforceable, illegal or invalid, the parties hereto agree that this Section 7 shall be deemed amended to delete therefrom such provisions or portions adjudicated to be unenforceable, illegal or invalid so that the covenant shall remain in full force and effect for the greatest time period and in the greatest geographical area that would render it enforceable, legal and valid. The parties intend that the covenant set forth in this Section 7 shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and one for each and every political subdivision of each and every other country where the covenant is intended to be effective and is not proscribed by law.
     SECTION 8. Amendments to and Termination of the Plan and Awards. The Committee may, in its sole discretion, from time to time amend, alter, suspend, discontinue or terminate the Plan or discontinue granting Bonuses under the Plan without the consent of Participants; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.
     SECTION 9. General Provisions.
          (a) Compliance with Legal and Other Requirements. PowerSecure may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of any Bonus until completion of any required action under any applicable federal, state or local law, rule, regulation, order, decree or other requirement, or compliance with any other obligation of PowerSecure, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the payment of any Award in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

          (b) No Transferability. No Award granted under the Plan, nor any other rights acquired by a Participant under the Plan, shall be assignable or transferable by a Participant, other than by a will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, and no Award under this Plan shall be subject in any manner to anticipation, pledge, encumbrance, charge, garnishment, execution or levy or lien of any kind, whether voluntary or involuntary, and any attempt contrary thereto shall be void.. Following any permitted transfer, any transferee shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer.
          (c) Designation of Beneficiary. Subject to applicable law, each Participant shall have the right to file with PowerSecure a written designation of one or more persons as beneficiaries who shall be entitled to receive the amount, if any, payable under the Plan pursuant to an award upon the Participant’s death. A Participant may from time to time revoke or change the beneficiary by filing a new designation with PowerSecure. The last such designation received by PowerSecure shall be controlling,; provided, however, that no designation, change or evocation thereof shall be effective until received by PowerSecure prior the to the Participant’s death, and in no event shall it be effective as of a date prior to receipt. If no such beneficiary designation is in effect at the time of a Participant’s death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable pursuant to an Award under the Plan upon the Participant’s death shall be made to the Participant’s estate by the Committee. If the Committee is in doubt as to the right of any person to receive any amount, then the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction or to the estate of the Participant, in which event PowerSecure and the Committee shall have no further liability to any Person with respect to such a amount.
          (d) No Rights to Awards. Nothing in the Plan shall be construed as giving any Participant, Employee or other Person any right to claim to be granted any Award under the Plan, or to be treated uniformly with other Participants and Employees.
          (e) Tax Withholding. The PowerSecure or any Subsidiary is authorized to withhold from any Award granted or any payment due under the Plan amounts of withholding and other taxes due with respect to an Award and to take such other action as the Committee may deem necessary or advisable to enable PowerSecure and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Awards.
          (f) No Right to Employment. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as, (i) conferring, upon any Participant or any Employee, any right to continue in the employ or service of PowerSecure or any Subsidiary or (ii) interfering in any way with the right of PowerSecure or any Subsidiary to (A) terminate any Participant’s or Employee’s employment or service at any time or (B) increase or decrease the compensation of any Participant from the rate in existence at the time of granting of an Award, except as may be expressly provided in any Award Agreement or other compensation arrangement.
          (g) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation, and PowerSecure shall not have any obligation to establish any trust or other special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. With respect to any payments not yet made to Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general unsecured creditor of PowerSecure; provided, however, that the Committee, in its sole and absolute discretion, may authorize the creation of trusts or make other arrangements to meet PowerSecure’s obligations under the Plan to deliver cash pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.
          (h) No Limitation on Other Compensatory Arrangements. Nothing contained in the Plan shall prevent PowerSecure or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements (which may include, without limitation, employment agreements with Employees and arrangements which relate to Awards under the Plan), and such arrangements may be either generally applicable only in specific cases.
          (i) Governing Law. The validity, interpretation, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award thereunder shall be governed by the laws of the State of Delaware (without regard to provisions governing conflicts of laws) and applicable federal law.
          (j) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed amended to conform to applicable laws or, if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, it shall be deleted and the remainder of the Plan shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under the Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.
          (k) Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
          (l) Indemnification. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by PowerSecure against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with PowerSecure’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give PowerSecure an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under PowerSecure’s Certificate of Incorporation or By-laws, by contract, as a matter of law, or otherwise.
          (m) Construction. For purposes of the Plan, the following rules of construction shall apply: (i) the word “or” is disjunctive but not necessarily exclusive; (ii) words in the singular include the plural; words in the plural include the singular; and words in the neuter gender include the masculine and feminine genders; and (iii) words in the masculine or feminine gender include the other and neuter genders.
          (n) Costs and Expenses. The costs and expenses of administering the Plan shall be borne solely by PowerSecure.
     SECTION 10. Effective Date and Termination.
          (a) The Plan shall become effective as of the Effective Date, provided that Performance Goals may be achieved based upon the financial statements, books and records of PowerSecure for the fiscal year commencing January 1, 2006 (excluding Pre-Existing Publix Orders).
          (b) No Awards shall be made under the Plan, and no Bonuses shall be payable for Performance Goals achieved under this Plan, after December 31, 2015, provided that if any Performance Goal requires more than one fiscal year of PowerSecure to be achieved, and if the performance metrics of at least the first year of that Performance Goal was achieved during the last fiscal year of PowerSecure that ended on or before December 31, 2015, then the applicable Performance Bonus relating to such Performance Goal shall be paid thereafter, as if the Plan remained in effect, so long as the performance metrics applicable to such Performance Goal continue to be met in consecutive fiscal years, commencing with the last full fiscal year ending on or before December 31, 2015.

POWERSECURE, INC.
PowerSecure Key Employee Retention Plan
Notice of Grant

Name of Participant:

Time Goals:	December 31, 2010
December 31, 2015

Time Bonus:	$250,000 per Time Goal
Performance Goal(s):
Performance Bonus:
          By their execution of the Notice of Grant, PowerSecure and the Participant agree that this Award is granted under and governed by the terms and conditions of the PowerSecure Key Employee Retention Plan (as amended and restated from time to time) and of this Notice.

POWERSECURE, INC.

By:
Sidney Hinton, President

PARTICIPANT:

Signature

Street Address

City State Zip Code